MANUFACTURING AGREEMENT

This manufacturing agreement ("Manufacturing Agreement") is made Friday, January 21, 2000 by and between Asia Pacific Micro, Inc. ("APM"), having a place of business at 2071 Mountain Blvd., Suite C, Oakland, California, 94611 and eConnect, Inc. ("Purchaser") having its principal place of business at 2500 Via Cabrillo Marina, Suite 112, San Pedro, CA 90731.

1. MANUFACTURING AND SALE: APM agrees to manufacture and sell to Purchaser and Purchaser agrees to manufacture and purchase from APM, at the Purchase Price set forth in Appendix "A," the products ("Equipment") described in Appendix "A" attached hereto. APM is to have the Equipment prepared for shipment on the Delivery Date and at the Delivery Location, using standard packing materials. All shipping, rigging, and installation costs shall be paid by Purchaser from the manufacturer to the consumer.

2.  DESCRIPTION OF EQUIPMENT:  See Appendix "A" attached hereto.

3.  PURCHASE PRICE:  $ US DOLLARS.

4.  DELIVERY DATE:  On or before 3/31/00.

5.  U.S. DELIVERY LOCATION:  San Bruno, CA.

6.  TERMS OF PAYMENT:  NET 10, FOB Origin, Non-Cancelable PO,
Partials accepted.

Failure by Purchaser to pay any monies hereunder, when due, shall result in a late charge, payable upon demand, calculated daily at an interest rate of 1% per month (12% PER ANNUM) or if such rate shall exceed the maximum rate of interest allowed by law, then at such maximum rate. Unless otherwise specified herein, the Purchase Price shall be due and payable on delivery of the Equipment to the Purchaser.

7. RISK OF LOSS: The risk of loss or damage to the Equipment shall be borne by the Purchaser after the Equipment is made available for loading and delivery at APM's loading dock.

8. DELIVERY OF EQUIPMENT: The parties intend that the Equipment shall be delivered at the Delivery Location on or about the Delivery Date. APM warrants that the Equipment will be available for delivery to the Purchaser no later than the Delivery Date set forth above. APM agrees that if it shall fail to make delivery on or before such date, then Purchaser shall have the right, prior to APM tendering delivery to Purchaser, to elect to terminate this Sales Agreement whereupon the Purchaser's sole and exclusive remedy shall be the refund of all payments, which it has paid to APM. Such election shall be in writing and effective five days after receipt by APM. Notwithstanding the foregoing, if APM is not able to deliver the Equipment by the Delivery Date for reasons beyond APM's control, APM shall have an additional ten days from Delivery Date to deliver the Equipment prior to Purchaser terminating this Sales Agreement pursuant to this
Section 8.

9. TITLE AND SECURITY INTEREST: APM warrants and represents that it has good title to the aforementioned Equipment, other than software, free and clear of all liens and encumbrances of whatever kind and description other than the interest of APM or, in the case of new Equipment, Vendor. Title to the Equipment, other than software, is to remain vested in APM until the Purchase Price is paid in full. In addition Purchaser grants to APM a purchase money security interest in the Equipment listed herein the amount of the Purchase Price until paid and consents to the filing and recording of the Sales Agreement in accordance with the laws of any applicable jurisdiction prior to payment in full of the Purchase Price. Purchaser will execute any other financing documents in relation to the purchase of the Equipment, which APM may reasonably request. All software is provided to the Purchaser pursuant to a license agreement as set out in
Section 22 below, and in no event does purchaser acquire title to or ownership of the software.

10. DELIVERY AND INSTALLATION AND INSURANCE COSTS, TAXES: The prices shown above are F.O.B. the manufacturer's location. Purchaser will pay installation and insurance costs, all delivery, rigging and drayage charges. There has been or shall be added to the prices shown above amounts equal to any taxes, however designated, levied or based on such prices or on this Agreement or the Equipment. If Purchaser is purchasing for resale, a duly executed resale certificate shall be delivered to APM prior to shipment of the Equipment, if requested by APM.

11. INDEMNITY: Purchaser hereby agrees to defend, indemnify and save harmless APM and its agents and servants, officers and directors from against any and all liabilities, obligations, losses, damages, penalties, claims, costs, expenses, including legal expenses, of any kind whatsoever, arising from or relating to the manufacture, order, acceptance or rejection, purchase, ownership, delivery, lease, possession, use, importation, installation, condition, sale, return or other disposition of the Equipment, including, without limitation, and costs or expenses incurred by APM in the acquisition by APM of any Equipment the cost of which is in excess of or is included in the acquisition cost indicated in this Sales Agreement, and the claim relating to any latent or other defects whether or not discoverable by Lessee, any claim in tort for strict liability and any claim for patent, trademark, design or copyright infringement. Each party agrees to give the other party prompt notice of any matter hereby indemnified against. These indemnities shall become effective from the date of delivery of the Equipment, and shall continue in full force and effect until payment of the Purchase Price in full.

12. MANUFACTURE: Purchaser acknowledges that APM is the agent of the manufacturer. All product will be manufactured at Purchaser's authorization.

13. APM'S RIGHT TO TERMINATE: In the event Purchaser refuses or is unable to accept delivery of the Equipment, or fails to pay for the Equipment when due, then APM shall have the right (a) to immediately terminate this Sales Agreement on written notice to the Purchase, (b) to immediate possession of the Equipment; (c) to re-sell or lease the Equipment; and (d) to avail itself of any legal remedy. In addition to any other right or remedy which it may have at law or in equity, APM shall be entitled to retain all monies paid hereunder as liquidated damages, not as a penalty.
APM agrees to remit to Purchaser any monies collected by APM in excess of (i) the Purchase Price referred to above, and (ii) all costs and expenses resulting from Purchaser's default, provided such remittance shall not exceed the amount paid by Purchaser as liquidated damages under this paragraph 15.

14. FORCE MAJEURE: If APM is unable to deliver the Equipment due to an act of God or other cause beyond the control of APM, APM shall not be liable for such failure during the period and the to the extent of the disability. If the disability prevents or interferes with the shipment of the Equipment by the carrier which APM would or ordinarily used, shipment shall not be made by a more costly carrier unless Purchaser advises APM that it will assume the additional costs.

15. ASSIGNMENT: This Sales Agreement shall be binding upon an inure to the benefit of the parties and their respective successors and assigns except that the Purchaser may not assign its rights or obligations without prior written consent of APM which consent shall not be unreasonably withheld.

16. NOTICES: Any notices from either party shall be given to the other in writing to the address shown above, or to such other address as may be designated in writing by such party to the other and shall be deemed to have been received when delivered, or two business days after deposit in the post office, postage prepaid, whichever shall occur first.

17. APPLICABLE LAW: The laws of the United Sates of America and the State of California shall govern this Sales Agreement. This
Sales Agreement constitutes the entire Agreement between the Purchaser and APM with respect to the purchase and sale of the Equipment listed above and no statement not contained in this Agreement shall be binding upon APM as a warranty or otherwise.
The foregoing terms and conditions shall prevail notwithstanding any variance with the terms and conditions of any order submitted by the Purchaser in respect of the Equipment.

18. AGREEMENT BINDING: This Sales Agreement is not binding upon APM until accepted by the signature of a corporate officer at its head office.

19. LIMITATION OF LIABILITY, DISCLAIMER OF WARRANTIES: APM SHALL HAVE NO LIABILITY TO PURCHASER FOR ANY CLAIM, LOSS OR DAMAGE CAUSED OR ALLEGED TO BE CAUSED DIRECTLY, INDIRECTLY, INCIDENTALLY OR CONSEQUENTIALLY BY THE EQUIPMENT, BY ANY INADEQUACY THEREOF OR DEFICIENCY OR DEFECT THEREIN, BY ANY INCIDENT WHATSOEVER IN CONNECTION THEREWITH, ARISING IN STRICT LIABILITY, NEGLIGENCE OR OTHERWISE. EXCEPT AS CONTAINED HEREIN, APM MAKES NO EXPRESS OR IMPLIED WARRANTIES OF ANY KIND, INCLUDING THOSE OF MERCHANT ABILTITY, DURABILITY AND FITNESS FOR A PARTICULAR PURPOSE OR USE WITH THE RESPECT TO THE EQUIPMENT, OR PATENT, TRADEMARK, AND COPYRIGHT INFRINGEMENT AND EXPRESSLY DISCLAIMS THE SAME. IF ANY EQUIPMENT OR ANY PART THEREOF IS NEW EQUIPMENT, PURCHASER ACKNOWLEDGES RECEIPT OF PRODUCT WARRANTY INFORMATION PROVIDED BY THE MANUFACTURER. PURCHASER FURTHER ACKNOWLEDGES THAT ITS SOLE REMEDY FOR THE BREACH OF ANY SUCH WARRANTY SHALL BE AGAINST THE MANUFACTURER AND NOT AGAINST APM AND THAT ANY SUCH BREACH SHALL NOT AFFECT THE OBLIGATIONS OF THE PURCHASER TO APM HEREUNDER.

ACCEPTED BY APM:                    ACCEPTED BY PURCHASER:


APM                                 eCONNECT


By: /s/  Clinton Wong               By: /s/  Thomas S. Hughes
Clinton Wong, President             Thomas S. Hughes, President


                             APPENDIX "A"

All Research, Development and Design is paid for by eConnect, Inc. A working prototype to be finalized in mid February 2000.
Procurement of the build components and production can start immediately after final visual and written approval from eConnect.

Qty.    Mfg.   Equipment/Description        Unit Price      Extended

5,000   China  Desktop Card Reader          $16             $80,000*
1              R & D Design                 To Be Determined/Actual Cost

Research, Development and Design cost will be billed at actual cost not to exceed, $5,000 USD.

Pricing is variable, plus or minus 25% depending on cost of manufacturing. Final pricing will be determined before manufacturing begins.

Manufacturing capacity of factory is 300,000 units per annum.
Additional factories can be contracted as needed.

SUB-TOTAL                                  $80,000 + R&D

SHIPPING & HANDLING                        $ Actual

TOTAL                                      $80,000

25% Deposit Due upon Final Approval, before production begins.
Balance Due Net 10 upon deliver in US.